Exhibit B

Sole Director of Beauty & Health Holdings Limited

The name of the sole director of Beauty & Health Holdings Limited and their principal occupations is set forth below. The business address of the sole director is 2/F, East Tower, Poly Plaza, No. 66 Xiangbin Road, Chaoyang District, Beijing, 100012, People’s Republic of China.

Name	Position	Present Principal Occupation	Citizenship
Xing Jin	Director	Chairman of the board of directors and the chief executive officer of So-Young International Inc.	People’s Republic of China